                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         IMPAC MORTGAGE HOLDINGS, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                      N/A
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                         IMPAC MORTGAGE HOLDINGS, INC.

                              20371 IRVINE AVENUE
                      SANTA ANA HEIGHTS, CALIFORNIA 92707

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The Annual Meeting of Stockholders of IMPAC MORTGAGE HOLDINGS, INC., a Maryland corporation (the "Company"), will be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, on July 23, 1998, at 10:30 a.m. Pacific Time. Only stockholders of record at the close of the business on June 1, 1998, (the "Record Date") will be entitled to vote.

  The Annual Meeting of the Stockholders of the Company is being held for the following purposes:

    1. To elect a Board of Directors to serve for the ensuing year;

    2. To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent accountants of the Company for the year ending December 31, 1998; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only holders of Common Stock of record at the close of business on June 1, 1998, will be entitled to vote at the meeting.

  Your proxy is enclosed. You are cordially invited to attend the meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: June 15, 1998

                                          For the Board of Directors

                                      /s/ RICHARD J. JOHNSON
                                          -----------------------------------
                                          Richard J. Johnson, Secretary

             [LOGO OF IMPAC MORTGAGE HOLDINGS, INC. APPEARS HERE]

                         IMPAC MORTGAGE HOLDINGS, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         FOR ANNUAL MEETING TO BE HELD
                   JULY 23, 1998, AT 10:30 A.M. PACIFIC TIME

  This proxy statement is delivered to you by Impac Mortgage Holdings, Inc. (the "Company" or "IMH"), a Maryland corporation, in connection with the Annual Meeting of Stockholders of the Company to be held on July 23, 1998 at 10:30 a.m. Pacific Time at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660 (the "Meeting"). The approximate mailing date for this proxy statement and the enclosed proxy is June 15, 1998. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted for the election of the six nominees for director named herein and for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the year ending December 31, 1998. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date, or by attending and voting in person at the Meeting. The Company's principal executive office is located at 20371 Irvine Avenue, Santa Ana Heights, California 92707.

  The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

  The Company's Annual Report to Stockholders for the year ended December 31, 1997, is concurrently being provided to each stockholder.

  Holders of Common Stock of record at the close of business on June 1, 1998 will be entitled to vote at the Meeting. There were 23,927,197 shares of Common Stock, $.01 par value per share, outstanding at that date. Holders of the Company's Class A Common Stock, $.01 par value per share, are not entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote and the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the Meeting. The affirmative vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is necessary for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants. For purposes of the vote on this matter, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Company's Directors are elected annually to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualify. The Company's Charter (the "Charter") and Bylaws currently provide for a variable Board of Directors with a range of between three and 15 members. The Company's Bylaws give the Board the authority to establish, increase or decrease the number of directors. The size of the Company's Board is currently set at six. No proxy will be voted for more than six nominees for Director.

  Unless otherwise directed by stockholders within the limits set forth in the Bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

INFORMATION CONCERNING NOMINEES

  The following table sets forth certain information with respect to the nominees for Directors of the Company.

           NAME            AGE POSITION
           ----            --- --------
Joseph R. Tomkinson....... 50  Chairman of the Board and Chief Executive Officer
William S. Ashmore........ 49  President, Chief Operating Officer and Director
H. Wayne Snavely(1)(2).... 57  Director
James Walsh+(1)(2)........ 48  Director
Frank P. Filipps+(1)(2)... 50  Director
Stephan R. Peers+(1)(2)... 45  Director

--------
 +  Unaffiliated Director
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

  JOSEPH R. TOMKINSON has been Chairman of the Board since April 1998 (after bing promoted from Vice-Chairman of the Board) and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of Impac Funding Corporation ("IFC") and Impac Warehouse Lending Group ("IWLG") since their formation. Mr. Tomkinson is also Chairman of the Board and Chief Executive Officer of Impac Commercial Holdings, Inc. ("ICH")(AMEX-ICH). In October 1997, Mr. Tomkinson became a director of BNC Mortgage, Inc. (Nasdaq-
BNCM), a specialty finance company that originates and sells non-conforming residential mortgage loans. Mr. Tomkinson served as President and Chief Operating Officer of Imperial Credit Industries, Inc. ("ICII") (Nasdaq-ICII) from January 1992 to February 1996 and, from 1986 to January 1992, he was President of Imperial Bank Mortgage, a division of Imperial Bank, one of the divisions that later was combined to become ICII in 1992. Mr. Tomkinson has been a Director of ICII since December 1991. From 1984 to 1986, he was as Executive Vice President of Loan Production for American Mortgage Network, a privately owned mortgage banker. Mr. Tomkinson brings 22 years of combined experience in real estate, real estate financing and mortgage banking to the Company.

  WILLIAM S. ASHMORE has been President and Chief Operating Officer of the Company since its formation. He has been President of IFC since March 1997 (after being promoted from Executive Vice President) and a Director since its formation, and President and Director of IWLG since its formation. In July 1997, Mr. Ashmore became a Director of the Company. From August 1993 to February 1996, he was Executive Vice President and a Director of Secondary Marketing at ICII, having been its Senior Vice President of Secondary Marketing since January 1988. From 1985 to 1987, he was Chief Executive Officer and Vice Chairman of the Board of Century

National Mortgage Corporation, a wholesale mortgage banking company. From 1978 to 1985, Mr. Ashmore was President and co-owner of Independent Homes Real Estate Company, which evolved in 1980 into a mortgage banking firm that was sold to Century National Bank in 1985. Mr. Ashmore has over 20 years of combined experience in real estate, real estate financing and mortgage banking.

  H. WAYNE SNAVELY has been a Director of the Company since its formation. He was Chairman of the Board of the Company from its inception until April 1998. He has been Chairman of the Board and Chief Executive Officer of ICII (Nasdaq-
ICII) since December 1991 and President since 1996. Mr. Snavely is also Chairman of the Board of Southern Pacific Funding Corporation (NYSE-SFC), Franchise Mortgage Acceptance Company (Nasdaq-FMAX), and Imperial Credit Commercial Mortgage Investment, Corp. (Nasdaq-ICMI). Mr. Snavely served as a Director of Imperial Bancorp (NYSE-IMP) from 1993 to 1998.

  JAMES WALSH has been a Director of the Company since August 1995. Mr. Walsh is also a director of ICH (AMEX-ICH). Mr. Walsh is an Executive Vice President of Walsh Securities, Inc. ("WSI") where he directs mortgage loan production, sales and securitizations. Mr. Walsh was an executive of Donaldson, Lufkin and Jenrette Securities Corporation from January 1989 through March 1996 where he oversaw residential mortgage securitizations, servicing brokerage and mortgage banking services. From February 1987 to December 1988, Mr. Walsh was an executive in the mortgage banking department at Bear Stearns & Company. From December 1985 to February 1987, Mr. Walsh was a senior banking officer at Carteret Savings Bank.

  FRANK P. FILIPPS has been a Director of the Company since August 1995. Mr. Filipps is also a Director of ICH (AMEX-ICH). Mr. Filipps was elected President of CMAC Investment Corporation and Chairman, President and Chief Executive Officer of Commonwealth Mortgage Assurance Company ("CMAC") in January 1995. In May 1995, Mr. Filipps was elected a Director of CMAC Investment Corporation, and in January 1996, he was elected Chief Executive Officer of CMAC Investment Corporation. Mr. Filipps joined CMAC in 1992 as Senior Vice President and Chief Financial Officer, where he was responsible for the company's financial, investment and data processing operations, as well as the legal and human resources functions. In 1994, Mr. Filipps was promoted to Executive Vice President and Chief Operating Officer for both CMAC Investment Corporation and CMAC, where his additional responsibilities included the company's sales, marketing, underwriting and risk management operations. In 1975, Mr. Filipps joined American International Group and, from 1989 to 1992, he was Vice President and Treasurer. Prior to that, he was a Second Vice President for Chase Manhattan Bank, N.A., in New York.

  STEPHAN R. PEERS has been a Director of the Company since October 1995. Mr. Peers is also a Director of ICH (AMEX-ICH). Since January 1998, Mr. Peers has been an executive at Aames Financial Corporation, a mortgage loan company. Mr. Peers served as a Managing Director of Resource Bancshares Corporation from August 1995 to December 1997. From April 1993 to December 1997, Mr. Peers was an Executive Vice President of International Strategic Finance Corporation, Ltd., where he performed corporate finance services for overseas issuers. From April 1989 to April 1993, Mr. Peers was a Vice President in corporate finance at Montgomery Securities where he specialized in financial services institutions. From March 1987 to March 1989, Mr. Peers was a Vice President at The First Boston Corporation in mortgage finance specializing in mortgage related products.

  There are no family relationships between any of the Directors or executive officers of the Company.

  All Directors are elected at each annual meeting of the Company's stockholders for a term of one year, and hold office until their successors are elected and qualify. Any vacancy on the Board of Directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors. Replacements for vacancies occurring among the unaffiliated directors will be elected by a majority vote of the remaining Directors, including a majority of the unaffiliated directors (the "Unaffiliated Directors"). The Company pays an annual director's fee of $20,000 and an additional $1,000 for each meeting attended to each Unaffiliated Director and reimburses such Unaffiliated Director's costs and expenses for attending such meetings.

COMMITTEES AND ATTENDANCE AT BOARD MEETINGS

  Twelve monthly meetings of the Board of Directors were held in 1997. Each Director attended at least 75% of the aggregate of all meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which such Director served.

  The Audit Committee, established by the Board of Directors on November 1, 1995, reviews the scope of auditing activities performed by the Company's independent accountants. The Audit Committee met once during 1997. The Compensation Committee was established by the Board of Directors on November 16, 1995. The Compensation Committee met once during 1997. The Board of Directors does not presently have a nominating committee.

                            EXECUTIVE COMPENSATION

  During 1995, none of the executive officers of the Company earned more than $100,000 in total compensation. The following table sets forth all compensation paid by the Company to its Chief Executive Officer and the other executive officers whose annual salary and bonus were in excess of $100,000 during 1997 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                        -----------------------
                                        ANNUAL COMPENSATION                          SECURITIES
                               ---------------------------------------- RESTRICTED   UNDERLYING
   NAME AND PRINCIPAL                                    OTHER ANNUAL     STOCK       OPTIONS      ALL OTHER
        POSITION          YEAR SALARY(1) BONUS(2)(3)    COMPENSATION(5)  AWARD(S)      (#)(7)   COMPENSATION(8)
   ------------------     ---- --------- -----------    --------------- ----------   ---------- ---------------
Joseph R. Tomkinson       1997 $200,000  $1,079,762(4)      $16,000      $   --        97,500        $960
 Vice Chairman of the     1996 $250,000  $  471,197(4)      $24,648          --           --         $870
 Board and Chief
 Executive Officer of
 IMH and Chairman of the
 Board and CEO of IFC
 and IWLG

William S. Ashmore        1997 $150,000  $  769,676(4)      $10,400      $   --        60,000        $580
 President and Chief      1996 $200,000  $  237,878(4)      $16,248          --           --         $839
 Operating Officer of
 IMH and President of
 IFC and IWLG

Richard J. Johnson        1997 $ 75,000  $  395,135         $10,400      $   --        15,000        $176
 Executive Vice           1996 $100,000  $   68,250         $16,248      $15,090(6)       --         $216
 President, Chief
 Financial Officer,
 Treasurer, and
 Secretary of IMH, IFC
 and IWLG

Mary C. Glass-Schannault  1997 $ 61,740  $  197,314         $ 8,075          --         7,500        $238
 Vice President of IMH    1996 $ 90,000  $   99,148         $ 6,755          --           --         $357
 and Senior Vice
 President, Structured
 Transactions, of IFC
 and IWLG

--------
(1) On November 20, 1995, each of the persons in the above table entered into a five-year employment agreement at a base annual salary, subject to adjustment for inflation, plus bonuses described in footnote (3) and in the case of Messrs. Tomkinson and Ashmore, those additional bonuses described in footnote (4). In August 1997, in connection with ICH's initial public offering, each officer's employment agreement was amended and restated to allow him or her to become an officer of RAI Advisors, LLC ("RAI"), the Manager to ICH, and of ICH and ICCC. See "--Employment Agreements." Salary, other annual compensation and all other compensation are allocated to the Company at a rate of two-thirds and to ICH at a rate of one-third for services performed by executive officers as part of the Company's submanagement agreement with RAI. Total current base salaries pursuant to the employment agreements are as follows: Joseph R. Tomkinson--$300,000; William S. Ashmore--$225,000; Richard J. Johnson-- $112,500 and Mary C. Glass-Schannault--$92,930. See "Certain Relationships and Related Transactions--Arrangements with ICH."

(2) During 1996, pursuant to the Management Agreement with Imperial Credit Advisors, Inc. ("ICAI"), the Company reserved up to 1/5 of the Company's 25% Incentive Payment (as defined therein) for distribution as bonuses to its employees in amounts determined by the Company's Board of Directors. Such payment was made in lieu of payment of a like amount to ICAI under the Management Agreement. Pursuant to the Amended and Restated Management Agreement, dated January 31, 1997, the Company paid 1/4 of the

    Company's 25% Incentive Payment for distribution as bonuses to participants in its executive bonus pool in amounts determined in the sole discretion of the Company's Chief Executive Officer and 25% of the per annum base management fee was paid to participants in the Company's executive bonus pool in amounts determined in the sole discretion of the Company's Chief Executive Officer. Such payment was made in lieu of payment of a like amount to ICAI under the Amended and Restated Management Agreement. The Amended and Restated Management Agreement was terminated effective December 19, 1997. See "Certain Relationships and Related Transactions-- Relationships with the Manager--Termination of Management Agreement."

(3) Includes a quarterly bonus equal to the aggregate dividend such person would have received from the Company on all shares of Common Stock underlying unexercised stock options held by such person which were outstanding on the date of payment of said bonus; provided, however, that
    (1) no such bonus was paid in calendar 1995, (2) quarterly bonuses were paid for each of the first three quarters of calendar 1996 since the dividend that would be payable by the Company on shares of its Common Stock for the subject quarter after payment of all such quarterly bonuses equaled or exceeded ten percent (10%) (on an annualized basis) of $8.67 (after giving effect to the stock split in November 1997), and (3) quarterly bonuses were paid for the fourth quarter of 1996 and each of the four quarters of 1997 since the dividend that would be payable by the Company on shares of its Common Stock for the subject quarter after payment of all such quarterly bonuses equaled or exceeded fifteen percent (15%) (on an annualized basis) of $8.67 (after giving effect to the stock split in November 1997), and quarterly bonuses will be paid for each calendar quarter thereafter, if the dividend that would be payable by the Company on shares of its Common Stock for the subject quarter equals or exceeds such level as determined by a majority of the Unaffiliated Directors. Such persons will not be required to refund any portion of such bonuses previously earned regardless of the level of dividends in subsequent quarters.

(4) Messrs. Tomkinson and Ashmore are each entitled to performance and profitability bonuses.

(5) Consists of a car allowance paid by the Company and contributions paid by the Company under the 401(k) plan. See "--401(k) Plan."

(6) Consists of 1,509 shares acquired on April 12, 1996 and based on a closing price on that date of $10.00 per share as quoted on the American Stock Exchange (after giving effect to the stock split in November 1997). As of December 31, 1997, based on a closing price of $17.875 per share as quoted on the American Stock Exchange, the value of the stock was $26,973.

(7) Consists of options granted under IMH's Stock Option Plan (as described below). Options vest 100% one year from the date of grant. See "--Options Granted in Fiscal Year Ended December 31, 1997."

(8) For each person, consists of payments on group term-life insurance.

OPTION GRANTS, EXERCISES AND YEAR-END VALUES

  The following table sets forth stock options granted to executive officers under the Stock Option Plan (described below) as of December 31, 1997:

            OPTIONS GRANTED IN FISCAL YEAR ENDED DECEMBER 31, 1997

                                                                    POTENTIAL REALIZABLE
                                      INDIVIDUAL GRANT                VALUE AT ASSUMED
                         ------------------------------------------    ANNUAL RATES OF
                         NUMBER OF                                       STOCK PRICE
                           SHARES   PERCENTAGE                        APPRECIATION FOR
                         UNDERLYING OF OPTIONS EXERCISE                OPTION TERM(4)
                          OPTIONS   GRANTED TO   PRICE   EXPIRATION ---------------------
NAME                     GRANTED(1) EMPLOYEES  ($/SH)(2)  DATE(3)     5%($)     10%($)
----                     ---------- ---------- --------- ---------- --------- -----------
Joseph R. Tomkinson.....   75,000      23.1%    15.4167    1/28/07    727,159   1,842,765
                           22,500       6.9%    17.5833   10/21/03    134,550     305,249
William S. Ashmore......   37,500      11.5%    15.4167    1/28/07    363,580     921,382
                           22,500       6.9%    17.5833   10/21/03    134,550     305,249
Richard J. Johnson......   15,000       4.6%    15.4167    1/28/07    145,432     368,553
Mary C. Glass-Schannault    7,500       2.3%    15.4167    1/28/07     72,716     184,276

--------
(1) Such stock options vest 100% on the first anniversary of the date of grant.

(2) The exercise price for all options equals the fair market value of such shares at the date of grant as determined by the Administrator.

(3) Such stock options expire ten years from the date of grant or earlier as determined by the Administrator or upon termination of employment.

(4) Amounts reflect assumed risks of appreciation set forth in the Commission's executive compensation disclosure requirements. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                   NUMBER OF SECURITIES
                                                        UNDERLYING      VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                           SHARES                   AT FISCAL YEAR-END   AT FISCAL YEAR-END
                         ACQUIRED ON     VALUE         EXERCISABLE/         EXERCISABLE/
NAME                     EXERCISE (#) REALIZED ($) UNEXERCISABLE (#)(1) UNEXERCISABLE ($)(2)
----                     -----------  ------------ -------------------- --------------------
Joseph R. Tomkinson.....     --           --            --/240,000          --/1,669,000
Willam S. Ashmore.......     --           --            --/135,000            --/876,875
Richard J. Johnson......     --           --             --/52,500            --/425,937
Mary C. Glass-
 Schannault.............     --           --             --/45,000            --/407,500

--------
(1) For a description of the terms of such options, see "--Stock Option Plan."

(2) Based on a price per share of $17.875, which was the price of a share of Common Stock as quoted on the American Stock Exchange at the close of business on December 31, 1997.

EMPLOYMENT AGREEMENTS

  On November 20, 1995, each of Messrs. Tomkinson, Ashmore and Johnson and Ms. Glass-Schannault entered into a five-year employment agreement with IFC. In August 1997, in connection with the public offering of ICH, each officer's employment agreement was amended and restated to allow him or her to become an officer of RAI (and of ICH and ICCC). See "--Executive Compensation--Summary Compensation Table" for annual salary and bonus descriptions. RAI has agreed to cause each of its officers to devote as much of his or her time to the operations of ICH as is necessary. ICH will reimburse RAI, who will reimburse IFC, on a dollar for dollar basis (including a service charge (see "Certain Transactions and Related Transactions--Arrangements with ICH")), for the actual cost of providing the services of its officers to ICH based upon the compensation payable to them by IFC, plus a 15% service charge.

  Pursuant to the employment agreements, if the officer is terminated without cause (as defined therein) then the officer will receive (i) his or her base salary for a period of one year following the date of termination, (ii) any bonus or incentive compensation prorated through the date of termination; provided that if the bonus or incentive compensation is discretionary, then the officer will receive a payment at least equal to the last previous payment made to the officer, if any, for the previous year prorated to the date of termination, and (iii) any expense reimbursements. Each officer agreed that he or she will not compete with the Company if the agreement is voluntarily terminated by the officer. The employment agreements will not be terminated upon any merger or the transfer of all or substantially all of IFC's assets.

  Effective as of January 1998 and in lieu of accepting 25% of the fee owed in connection with the termination of the Management Agreement between the Company and ICAI, Messrs. Tomkinson, Ashmore and Johnson and Ms. Glass-Schannault amended each of their employment agreements so that if the Company's annualized Return on Equity (as defined therein) during any fiscal quarter is in excess of the Ten Year U.S. Treasury Rate plus 200 basis points, each officer will receive an additional bonus of 4.0875%, 4.25%, 3.0% and 1.1625%, respectively, of such excess (the "Incentive Compensation"). 18% of each officer's Incentive Compensation will be deposited in a deferred compensation plan, one-third of which will be released one year from the quarter in which it is deposited plus the applicable accrued interest on such released amount at a rate of the Ten Year Average Yield (as defined therein) plus 200 basis points. 80% of the remainder of the Incentive Compensation will be paid to each officer in cash and 20% will be used by each officer to purchase shares of the Company's Common Stock pursuant to its Dividend Reinvestment and Stock Purchase Plan.

STOCK OPTION PLAN

  The Company's 1995 Stock Option, Deferred Stock and Restricted Stock Plan (the "Stock Option Plan") provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options not so qualified ("NQSOs") and deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights awards ("Awards"). The Stock Option Plan is administered by the Board of Directors or a committee of the Directors (the "Administrator"). ISOs may be granted to the officers and key employees of the Company. NQSOs and Awards may be granted to the directors, officers and key employees of the Company or any of its subsidiaries, to the Directors, officers and key employees of the Manager, or to the Manager itself, and to the Directors, officers and key employees of IFC. The exercise price for any option granted under the Stock Option Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company. The effective date of the Stock Option Plan was August 31, 1995.

  Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the Stock Option Plan currently authorizes the grant of options to purchase, and Awards of, up to 1,200,000 shares. As of March 31, 1998, 304,125 shares underlying options were available for grant. If an option granted under the Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the Stock Option Plan.

  Under the Stock Option Plan, the Company may make loans available to stock option holders, subject to Board of Directors' approval, in connection with the exercise of stock options granted under the Stock Option Plan. See "-- Stock Option Loan Plan." If shares of Common Stock are pledged as collateral for such indebtedness, such shares may be returned to the Company in satisfaction of such indebtedness. If so returned, such shares shall again be available for issuance in connection with future stock options and Awards under the Stock Option Plan.

  Unless previously terminated by the Board of Directors, no options or Awards may be granted under the Stock Option Plan after August 31, 2005.

  Options granted under the Stock Option Plan will become exercisable in accordance with the terms of the grant made by the Administrator. Awards will be subject to the terms and restrictions of the award made by the Administrator. The Administrator has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted and, in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased.

  Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company. To ensure that the Company qualifies as a REIT, the Stock Option Plan provides that no options may be granted under the Stock Option Plan to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.5% of the outstanding shares of Common Stock of the Company.

  Each option must terminate no more than 10 years from the date it is granted (or 5 years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the Company's outstanding Common Stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Administrator.

  The exercise price of any option granted under the Stock Option Plan is payable in full (1) in cash, (2) by surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of

NQSOs, restricted stock subject to an Award under the Stock Option Plan, (3) by cancellation of indebtedness owed by the Company to the option holder, (4) by a full recourse promissory note executed by the option holder, or (5) by any combination of the foregoing. The terms of any promissory note may be changed from time to time by the Board of Directors to comply with applicable United States Internal Revenue Service or Securities and Exchange Commission (the "Commission") regulations or other relevant pronouncements.

  The Board of Directors may from time to time revise or amend the Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding Award without his consent or may, without stockholder approval, increase the number of shares subject to the Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the Stock Option Plan, materially increase the benefits accruing to participants under the Stock Option Plan or extend the maximum option term under the Stock Option Plan.

STOCK OPTION LOAN PLAN

  In December 1996, the Board of Directors adopted the 1996 Stock Option Loan Plan (the "Loan Plan") under which loans may be made to officers, directors and key employees of the Company, the Manager and IFC in connection with the exercise of stock options granted under the Stock Option Plan. Under the Loan Plan, the principal of any loan may not exceed the sum of (x) the exercise price less the par value of the shares of Common Stock covered by the stock option exercised by the holder and (y) any federal, state, or local income tax attributable to such exercise. Any loan proceeds must be paid directly to the Company in connection with the exercise of such options. Loans may be extended for a period of five years and can be extended annually for up to two more years, but in no event may the term be longer than seven years, including extensions. The interest rate on each loan is approved by the Compensation Committee, with such interest rate to be at all times at least sufficient to avoid imputed interest under the Code. The loans under the Loan Plan are evidenced by a promissory note, are full recourse and are secured by pledges of the Common Stock purchased upon the exercise of the stock options to which they relate. In the event of the sale or transfer of any of the shares of the Common Stock pledged as security, except under certain limited conditions, the unpaid principal balance and accrued interest shall become immediately due and payable to the extent of the proceeds realized from such sale or transfer. The principal and interest on the loans made under the Loan Plan are payable quarterly only upon the payment of dividends by the Company to holders of its Common Stock. The loans may be prepaid without penalty at any time.

  The following table sets forth information as of December 31, 1997 relating to loans made by IMH to certain directors of IMH and directors of ICAI under the Loan Plan in connection with the exercise of stock options under the Stock Option Plan.

                                         BALANCE AT     HIGHEST BALANCE INTEREST
     NAME                             DECEMBER 31, 1997   DURING 1997     RATE
     ----                             ----------------- --------------- --------
     James Walsh.....................    $  213,747       $  239,438      5.63%
     Frank P. Filipps................       213,743          239,438      5.63
     Stephan R. Peers................       213,747          239,438      5.63
     H. Wayne Snavely................       272,982          300,000      5.63
     Stephen Sugerman................       291,282          305,250      5.63
                                         ----------       ----------
       Total.........................    $1,205,501       $1,323,564
                                         ==========       ==========

401(k) PLAN

  On the effective date of its Initial Public Offering, the Company commenced participation in the ICII contributory retirement plan ("401(k) Plan") for all full time employees with at least six months of service, which is designed to be tax deferred in accordance with the provisions of
Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute from 2% to 14% of his or her salary, and the Company will contribute to the participant's plan account at the end of each plan year 50% of the first 4% of salary contributed by a participant. Under the 401(k) Plan, employees may elect to enroll on the first day of any month, provided that they have been employed for at least six months.

  Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional Company contribution may be made at the discretion of the Company, as determined by the Unaffiliated Directors. Should a discretionary contribution be made, the contribution would first be allocated to those employees deferring salaries in excess of 4%. The matching contribution would be 50% of any deferral in excess of 4% up to a maximum deferral of 8%. Should discretionary contribution funds remain following the allocation outlined above, any remaining Company matching funds would be allocated as a 50% match of employee contributions, on the first 4% of the employee's deferrals. Company matching contributions will be made as of December 31st of each year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee and Audit Committee each consist of Messrs. Snavely, Walsh, Filipps and Peers. No member of the Compensation Committee was, during the fiscal year, an officer or employee of IMH, nor was any member of the Compensation Committee formerly an officer of IMH.

  H. Wayne Snavely, Director and a member of the Compensation Committee of IMH, is also Chairman of the Board, Chief Executive Officer and President of ICII. Joseph R. Tomkinson, Chairman of the Board and Chief Executive Officer of IMH, is also a Director of ICII. See "Certain Relationships and Related Transactions--Relationships with ICII." Mr. Tomkinson is also Chairman of the Board and Chief Executive Officer of ICH, and a member of ICH's Compensation Committee. William S. Ashmore, President, Chief Operating Officer and a Director of IMH, is also the President and Chief Operating Officer of ICH. See "Certain Relationships and Related Transactions--Arrangements with ICH."

  In March 1997, IWLG extended a $5.0 million line of credit to WSI, of which James Walsh, a Director of the Company and a member of the Compensation Committee, is an Executive Vice President. The line of credit was increased to $7.5 million in November 1997 (the "WSI Credit Line"). Advances under the line of credit bear interest at a rate determined at the time of each advance. During the year ended December 31, 1997, the largest aggregate balance outstanding to WSI was $5.9 million at an interest rate of 11.5%. As of December 31, 1997, WSI had an aggregate of $5.9 million outstanding under the WSI Credit Line.

  In August 1997, IFC purchased $80.2 million of non-conforming residential mortgage loans from Greenwich Capital Financial Products, Inc. ("Greenwich") pursuant to a mortgage loan purchase agreement. Greenwich previously purchased such loans from WSI. In December 1997, WSI repurchased $7.3 million of the loans that IFC originally purchased from Greenwich at a loss to the Company of $112,000. In connection with the repurchase, IWLG extended loans of approximately $5.1 million to WSI under the WSI Credit Line at rates ranging from prime plus 2% per annum to prime plus 4% per annum. Of the $5.1 million, 100% and 90% were financed on approximately $2.3 million and $3.1 million, respectively, of unpaid principal balance of mortgage loans repurchased by WSI. The largest aggregate principal balance outstanding during 1997 was $5.1 million and as of December 31, 1997, WSI had an aggregate of $5.1 million outstanding under the WSI Credit Line.

  IFC has entered into a forward commitment with WSI to purchase or broker approximately $500.0 million of certain mortgage loans until April 30, 1998. The premium at which IFC purchased the loans depended on whether the loans are resold or brokered by IFC. As of December 31, 1997, IFC has brokered approximately $20.0 million of mortgage loans for WSI.

  During 1997, the Company purchased Walsh Acceptance Corporation mortgage pass-through certificates series 1997-1 and 1996-1, Class B, for $6.7 million and $10.7 million, respectively, net of a discount of $916,000 and $1.2 million, respectively, with a current yield of 8.9% and 10.8%, respectively. James Walsh, a director of the Company, is an Executive Vice President of Walsh Securities, Inc.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Company's Board of Directors administers the policies governing the Company's executive compensation program. All issues pertaining to executive compensation are reviewed by the Compensation Committee and approved by the Company's Board of Directors. The Compensation Committee is comprised solely of non-employee directors.

  The Compensation Committee believes that executive compensation should reward sustained earnings and long-term value created for stockholders and reflect the business strategies and long-range plans of the Company. The guiding principles affecting executive compensation are: (1) to attract and retain key high caliber executives; (2) to provide levels of compensation competitive with those offered by the Company's competitors; and (3) to motivate executives to enhance earnings and long-term stockholder value by linking stock performance (on a total returns basis) with long-term incentive compensation.

  The Company's executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings as well as to value received by stockholders. Targeted levels of executive compensation are set at levels consistent with others in the Company's industry, determined after comparison, with such compensation increasingly weighted towards programs contingent upon the Company's level of annual and long-term performance.

  Each executive officer's compensation is comprised of three principal components: base salary, bonus and stock options or awards granted pursuant to the Company's Stock Option Plan. Base salary and bonus are determined by the executive officer's employment agreement with IFC and are reviewed at least annually by the Compensation Committee. See "Executive Compensation" for a description of the allocation of base salary. Each executive officer's, including the Chief Executive Officer's, bonus for 1997 consisted of a quarterly bonus equal to the aggregate dividend such executive officer would have received from the Company on shares of Common Stock underlying unexercised stock options held by such officer, and a bonus from the 25% Incentive Payment and base management fee from the Management Agreement with ICAI (which has been terminated) determined in the sole discretion of the Chief Executive Officer. In addition, Messrs. Tomkinson and Ashmore were entitled to a quarterly performance and profitability bonus based on a percentage of the amount of loans acquired by IFC per quarter. The Compensation Committee believes that the total compensation package of the executive officers should be linked to such factors as return on equity and to the total return of the Company's stock, both on an absolute basis and relative to similar companies, and to the attainment of planned objectives established at the beginning of the year. The Company uses stock options to align the long-range interest of its executive officers with the interests of stockholders. The amount of stock options that is granted to executive officers is determined by taking into consideration the officer's position with the Company, overall individual performance, the Company's performance and an estimate of the long-term value of the award considering current base salary and any cash bonus awarded. The Compensation Committee applies the foregoing principles and policies in examining the compensation of Joseph R. Tomkinson, the Company's Chief Executive Officer. The Compensation Committee believes that Mr. Tomkinson, as Chief Executive Officer, significantly and directly influences the Company's overall performance.

  Section 162(m) was added to the Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the deduction for compensation paid to the Chief Executive Officer and the other Named Executive Officers to the extent that compensation of a particular executive exceeds $1,000,000, unless such compensation was based upon performance goals determined by a compensation committee consisting solely of two or more outside directors, the material terms of which are approved by a majority vote of the stockholders prior to the payment of such remuneration, or paid pursuant to a binding contract that was in effect on February 17, 1993. The compensation paid in 1997 to the Named Executive Officers, with the exception of Mr. Tomkinson was deductible. The Company recognizes that to the extent Mr. Tomkinson's exceeded $1,000,000 in 1997, such compensation was not deductible, but considers this amount insignificant.

  The Committee will review the Company's existing compensation program to determine the deductibility of the future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company's existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

  The Committee believes that its overall executive compensation program will be successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group which will create added stockholder value.

                                          COMPENSATION COMMITTEE
                                          H. Wayne Snavely
                                          James Walsh
                                          Frank P. Filipps
                                          Stephan R. Peers

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a performance graph comparing the cumulative total stockholder return on the Company's Common Stock, the S&P 500 Stock Index and an index average of the Company's peer group, composed of comparable publicly-traded companies in the mortgage banking business, in each case for the period commencing on November 21, 1995 through December 31, 1997. Such peer group includes Capstead Mortgage Corporation, INMC Mortgage Holdings, Inc., Thornburg Mortgage Asset Corporation, and Redwood Trust, Inc. The graph assumes $100 invested on November 21, 1995 in the Company's Common Stock, the S&P 500 Stock Index and the Stock Index of the peer group. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                       [PERFORMANCE GRAPH APPEARS HERE]

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

Measurement Period           IMPAC MORTGAGE                       S&P 500
(Fiscal Year Covered)        HOLDINGS, INC.     PEER GROUP        INDEX
-------------------          --------------     ----------        -------
Measurement Pt-11/21/1995    $100.00            $100.00           $100.00
12/29/1995                   $101.92            $110.00           $101.93
03/29/1996                   $117.99            $113.51           $107.40
06/28/1996                   $130.40            $129.34           $112.22
09/30/1996                   $172.36            $147.36           $115.69
12/31/1996                   $206.84            $173.40           $125.33
03/31/1997                   $204.24            $161.11           $128.69
06/30/1997                   $242.19            $195.32           $151.16
09/30/1997                   $258.38            $199.39           $162.48
FYE 12/31/1997               $257.39            $170.26           $167.15

                    ASSUMES $100 INVESTED ON NOV. 21, 1995
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING DEC. 31, 1997

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's securities, to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, Directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year which ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent Stockholders were satisfied by such persons.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIPS WITH THE MANAGER

  The Company entered into the Management Agreement with ICAI, the Manager, effective on November 20, 1995, for an initial term that expired on January 31, 1997, which the Company renewed for an additional five year term. See "-- Management Fees"). Effective December 19, 1997, the Company terminated its Management Agreement with the Manager which termination resulted in the payment of a termination fee. The termination fee was paid with 2,009,310 shares of the Company's Common Stock, representing a value of $35.0 million in addition to other assets comprising the balance. See "--Termination of Management Agreement."

  The Company is currently negotiating with the principals of RAI to provide management services. The arrangement pursuant to which management services will be provided to the Company will be on terms no less favorable to the Company on a pro rata basis than the terms of the agreement with ICAI.

 Management Fees

  Prior to January 31, 1997, the Manager was entitled to a per annum base management fee payable monthly in arrears of an amount equal to (1) 3/8 of 1% of Gross Mortgage Assets (as defined in the Management Agreement) of IMH comprised of other than Agency Certificates (as defined in the Management Agreement), conforming mortgage loans or mortgage-backed securities secured by or representing interests in conforming mortgage loans, plus (2) 1/8 of 1% of the remainder of Gross Mortgage Assets of IMH plus (3) 1/5 of 1% of the average daily asset balance of the outstanding amounts under IWLG's warehouse lending facilities. A base management fee of $4.0 million, $2.1 million, and $38,000 was accrued for the years ended December 31, 1997, 1996 and from the commencement of operations until December 31, 1995 (the "Interim Period"), respectively.

  Prior to January 31, 1997, as incentive compensation (the "Incentive Payment"), the Manager was entitled to receive for each fiscal quarter, an amount equal to 25% of the net income of the Company, before deduction of such incentive compensation, in excess of the amount that would produce an annualized Return on Equity equal to the daily average Ten Year U.S. Treasury Rate plus 2%. The term "Return on Equity" was calculated for any quarter by dividing the Company's Net Income for the quarter by its Average Net Worth for the quarter. For such calculations, the "Net Income" of the Company means the income of the Company determined in accordance with generally accepted accounting principles ("GAAP") before the Manager's incentive compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. A deduction for all of the Company's interest expenses for borrowed money was also included in calculating Net Income. "Average Net Worth" for any period means the arithmetic average of the sum of the gross proceeds from any offering of its equity securities by the Company before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus the Company's retained earnings (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period. The definition "Return on Equity" was only for purposes of calculating the incentive compensation payable, and was not related to the actual distributions received by stockholders. The 25% Incentive Payment to the Manager was calculated quarterly in arrears before any income distributions were made to stockholders for the corresponding period. For the years ended December 31, 1997, 1996 and the Interim Period, the Manager earned $2.3 million, $1.3 million, and none, respectively, for the Manager's Incentive Payment.

  Pursuant to the Management Agreement, the Company provided up to 1/5 of the Company's 25% Incentive Payment for distribution as bonuses to its employees in amounts determined by the Company's Board of Directors. Such payments were made in lieu of a payment of a like amount to the Manager under the Management Agreement. For the years ended December 31, 1997, 1996 and the Interim Period, the Company recorded $307,000, $155,000 and none, pursuant to this provision of the Management Agreement.

  The Management Agreement described above expired on January 31, 1997 and a new five-year agreement was executed with similar terms except as follows: (1) 75% of the per annum base management fee as calculated above was paid to the Manager for services rendered under the agreement; (2) 25% of the per annum base management fee as calculated above was paid to participants in its executive bonus pool in amounts determined in the sole discretion of the Company's Chief Executive Officer; (3) the Company reserved up to 1/4 versus 1/5 of the above incentive compensation for distribution as bonuses to participants in its executive bonus pool in amounts determined in the sole discretion of the Company's Chief Executive Officer; and (4) net income included in the Return on Capital calculation was changed from net income in accordance with GAAP to net taxable income.

  The Manager's base and incentive fees were calculated by the Manager within 60 days after the end of each calendar quarter, with the exception of the fourth quarter for which compensation was computed within 30 days, and such calculation was promptly delivered to the Company. The Company was obligated to pay the base fee within 90 days after the end of each calendar quarter.

 Expenses

  Pursuant to the Management Agreement, the Company also paid all operating expenses except those specifically required to be borne by the Manager under the Management Agreement. The operating expenses generally required to be borne by the Manager included the compensation and other employment costs of the Manager's officers in their capacities as such and the cost of office space and out-of-pocket costs, equipment and other personnel required for oversight of the Company's operations. The expenses paid by the Company included issuance and transaction costs incident to the acquisition, disposition and financing of investments, regular legal and auditing fees and expenses of the Company, the fees and expenses of the Company's Directors, premiums for directors' and officers' liability insurance, premiums for fidelity and errors and omissions insurance, servicing and sub-servicing expenses, the costs of printing and mailing proxies and reports to stockholders, and the fees and expenses of the Company's custodian and transfer agent, if any. Reimbursements of expenses incurred by the Manager which are the responsibility of the Company are made monthly. For the years ended December 31, 1997, 1996 and for the Interim Period, there were no monies paid to the Manager as reimbursement of expenses.

 Termination of Management Agreement

  Effective December 19, 1997, the Company terminated its Management Agreement with ICAI. A termination fee in the aggregate of $44.0 million was paid with 2,009,310 shares of the Company's Common Stock representing a value of $35.0 million in addition to equity in IFC's residual interests in securitizations originally purchased from ICII during 1996 representing $9.0 million. IMH purchased the equity in residual interests in securitizations from IFC for $9.0 million and simultaneously retired IFC's borrowings with IMH for the equity in residual interests in securitizations of $9.0 million. No gain or loss on the sale of residual interests in securitizations was recorded by IMH or IFC. For financial accounting purposes, the termination fee was treated as a non-recurring, non-cash expense and resulted in a charge of $44.4 million to the Company's fourth quarter earnings.

RELATIONSHIPS WITH ICII

 General

  ICII is a publicly traded company whose shares of common stock are listed on the Nasdaq National Market. ICAI, a wholly-owned subsidiary of ICII, was the Manager and provided advisory services to IMH in accordance with the terms of the Management Agreement during 1997. At March 24, 1998, ICII owned 2,009,310 shares of IMH Common Stock that was acquired by ICAI in December 1997 in connection with the termination of the Management Agreement. ICAI subsequently transferred the shares of stock to ICII. In addition, a number of Directors and officers of IMH and IFC also serve as Directors and/or officers of ICII. IMH currently utilizes ICAI as a resource for human resources services. See "--Services Agreement with ICAI."

  With a view toward protecting the interests of IMH's stockholders, the Charter and the Bylaws of IMH provide that a majority of the Board of Directors (and at least a majority of each committee of the Board of

Directors) must not be "Affiliates" of ICAI, as that term is defined in the Bylaws, and that the investment policies of IMH must be reviewed annually by the Unaffiliated Directors. Such policies and restrictions thereon may be established from time to time by the Board of Directors, including a majority of the Unaffiliated Directors. In addition, any transaction between IMH and any Affiliated Person requires the affirmative vote of a majority of the Unaffiliated Directors. Moreover, approval, renewal or termination of the Management Agreement requires the affirmative vote of a majority of the Unaffiliated Directors.

 The Contribution Transaction

  On November 20, 1995, ICII contributed to IFC certain of the operating assets and certain customer lists of ICII's mortgage conduit operations, including all of ICII's mortgage conduit operations' commitments to purchase mortgage loans subject to rate locks from correspondents (having a principal balance of $44.3 million at November 20, 1995), in exchange for shares representing 100% of the common stock and 100% of the outstanding non-voting preferred stock of IFC. Simultaneously, on November 20, 1995, in exchange for 500,000 shares of Common Stock, ICII (1) contributed to IMH all of the outstanding non-voting preferred stock of IFC, which represents 99% of the economic interest in IFC, (2) caused Southern Pacific Bank ("SPB") to contribute to IMH certain of the operating assets and certain customer lists of SPB's warehouse lending division, and (3) executed the Non-Compete Agreement and the Right of First Refusal Agreement, each having a term of two years from November 20, 1995. Of the 500,000 shares issued pursuant to the Contribution Transaction, 450,000 shares were issued to ICII and 50,000 shares were issued to SPB. Such shares have subsequently been sold by ICII and SPB. All of the outstanding shares of common stock of IFC were retained by ICII (the shares of Common Stock of IFC have subsequently been transferred to Messrs. Tomkinson, Ashmore and Johnson). Lastly, IMH contributed all of the aforementioned operating assets of SPB's warehouse lending operations contributed to it by SPB to IWLG in exchange for shares representing 100% of the common stock of IWLG, thereby forming it as a wholly owned subsidiary. At November 20, 1995, the net tangible book value of the assets contributed pursuant to the Contribution Transaction was $525,000. ICII and SPB retained all other assets and liabilities related to the contributed operations, which at November 20, 1995 consisted mostly of $11.7 million of MSRs, $22.4 million of finance receivables and $26.6 million in advances made by ICII and SPB to fund mortgage conduit loan acquisitions and to fund finance receivables, respectively.

  Pursuant to the Non-Compete Agreement, ICII and any entity of which ICII owned more than 25% of the voting securities (a 25% entity) could not compete with the Company's Warehouse Lending Operations and could not establish a network of third party correspondent loan originators or another end-investor in non-conforming mortgage loans. This agreement expired on November 20, 1997.

  Pursuant to the Right of First Refusal Agreement, ICII granted IFC a right of first refusal to purchase all non-conforming mortgage loans that ICII or any 25% entity originated or acquired and subsequently offered for sale, and IFC granted ICII, or any 25% entity designated by ICII, a right of first refusal to purchase all conforming mortgage loans that IFC acquired and subsequently offered for sale. This agreement expired on November 20, 1997.

 Arrangements and Transactions With ICII

  The Company and ICII have entered into agreements for the purpose of defining their ongoing relationships. These agreements were developed in the context of a parent/subsidiary relationship and therefore were not the result of arms length negotiations between independent parties. It is the intention of the Company and ICII that such agreements and the transactions provided for therein, taken as a whole, are fair to both parties, while continuing certain mutually beneficial arrangements. However, there can be no assurance that each of such agreements, or the transactions provided for therein, have been effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

  The Company has entered into a sublease with ICII to lease a portion of its facilities as the Company's executive offices and administrative facilities. The Company believes that the terms of the sublease are at least as favorable as could have been obtained from an unaffiliated third party. For the year ended December 31, 1997, 1996 and the Interim Period, $395,672, $180,861 and $12,210, respectively, were paid by the Company to ICII under the sublease.

  Additional or modified arrangements and transactions may be entered into by the Company, ICII, and their respective subsidiaries, in the future. Any such future arrangements and transactions will be determined through negotiation between the Company and ICII, and it is possible that conflicts of interest will be involved. The Unaffiliated Directors, consisting of directors independent of the Company, any manager of the Company (including ICAI) and ICII and its Affiliates, must independently approve all transactions by and between the Company and ICII.

 Tax Agreement

  IMH entered into an agreement (the "Tax Agreement") effective November 20, 1995 with ICII for the purposes of (1) providing for filing certain tax returns, (2) allocating certain tax liability and (3) establishing procedures for certain audits and contests of tax liability.

  Under the Tax Agreement, ICII has agreed to indemnify and hold IMH harmless from any tax liability attributable to periods ending on or before November 20, 1995, in excess of such taxes as IMH has already paid or provided for. For periods ending after November 20, 1995, IMH will pay its tax liability directly to the appropriate taxing authorities. To the extent (1) there are audit adjustments that result in a tax detriment to IMH or (2) IMH incurs losses that are carried back to an earlier year and any such adjustment described in (1) or loss described in (2) results in a tax benefit to ICII or its affiliates, then ICII will pay to IMH an amount equal to the tax benefit as that benefit is realized. ICII agrees to indemnify IMH for any liability associated with the contribution of the preferred stock of IFC and certain operational assets of SPB's warehouse lending division or any liability arising out of the filing of a federal consolidated return by ICII or any return filed with any state or local counterpart liability. To the extent there are audit adjustments that result in any tax detriment to ICII or any of its affiliates with respect to any period ending on or before November 20, 1995, as a result thereof, IMH for any taxable period after November 20, 1995 realizes a tax benefit, then IMH shall pay to ICII the amount of such benefit at such time or times as IMH actually realizes such benefit.

  ICII generally controls audits and administrative and judicial proceedings with respect to periods ending on or before November 20, 1995, although ICII cannot compromise or settle any issue that increases IMH's liability without first obtaining the consent of IMH. IMH generally controls all other audits and administrative and judicial proceedings.

 Services Agreement with ICII

  Prior to November 20, 1995, the predecessors of IFC and IWLG were historically allocated expenses of various administrative services provided by ICII. The costs of such services were not directly attributable to a specific division or subsidiary and primarily included general corporate overhead, such as accounting and cash management services, human resources and other administrative functions. These expenses were calculated as a pro rata share of certain administrative costs based on the relative assets and liabilities of the division or subsidiary, which management believed was a reasonable method of allocation. The allocations of expenses for the period January 1, 1995 to November 19, 1995 were $269,226 for IFC and IWLG combined.

  The Company and ICII entered into a services agreement effective as of November 20, 1995 (the "Services Agreement") under which ICII provides various services to the Company, including data processing, human resource administration, general ledger accounts, check processing and payment of accounts payable. ICII charges fees for each of the services which it provides under the Services Agreement based upon usage. The Company may terminate the Services Agreement, in whole or in part, upon one month's written notice. As part of the services to be provided under the Services Agreement, ICII provides the Company with insurance coverage and self-insurance programs, including health insurance. The charge to the Company for coverage will be based upon a pro rata portion of the costs to ICII for the various policies. Management believes that the terms of the Services Agreement are as favorable to the Company as could be obtained from independent third parties. For the year ended December 31, 1997, 1996 and for the Interim Period, total expenses related to these services that were allocated to IFC and IWLG combined were $160,080, $440,782 and $29,131, respectively.

 Services Agreement with ICAI

  In connection with the Termination Agreement, the Company entered into a services agreement with ICAI for a term of one year. ICAI agrees to provide certain human resource and data and phone communication services based on an arranged fee.

ARRANGEMENTS WITH ICH

  In February 1997, the Company incorporated ICH, a specialty commercial property finance company which will elect to be taxed as a REIT. ICH purchases, sells and securitizes mortgage loans and invests in such mortgage loans and securities backed by such loans. In connection with the organization of ICH and its initial public offering in August 1997, the Company capitalized ICH with $15.0 million and as of December 31, 1997 held 719,789 shares of ICH common stock, representing 9.8% of the outstanding shares of common stock, from which it expects to receive dividend income, and 674,211 shares of ICH's non-voting Class A Common Stock, which are convertible into an equivalent amount of shares of common stock.

  Many of the affiliates of IMH, RAI and IFC have interlocking executive positions and share common ownership. Joseph R. Tomkinson, IMH's Chairman of the Board and Chief Executive Officer and IFC's Chief Executive Officer and a Director, is the Chief Executive Officer and Chairman of the Board of ICH, a one-third owner of RAI, an owner of one-third of the common stock of IFC, and an owner of 25% of the common stock of ICCC. William S. Ashmore, IMH's President, Chief Operating Officer, and a Director and IFC's President and a Director, is the President and Chief Operating Officer of ICH, a one-third owner of RAI, an owner of one-third of the common stock of IFC, and an owner of 25% of the common stock of ICCC. Richard J. Johnson, IMH's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, and a Senior Vice President, Chief Financial Officer, Secretary and Director of IFC, is Executive Vice President, Chief Financial Officer, Treasurer and Secretary of ICH, a one-third owner of RAI, an owner of one-third of the common stock of IFC, and an owner of 25% of the common stock of ICCC. Mary C. Glass-Schannault, IMH's and IFC's Senior Vice President, is a Senior Vice President of ICH and ICCC. Each of James Walsh, Frank P. Filipps and Stephan R. Peers, Directors of IMH, are Directors of ICH. Messrs. Tomkinson, Ashmore, Johnson and Ms. Glass-Schannault and Messrs. Snaveley, Walsh, Filipps and Peers hold 76,800, 76,800, 62,400 and 12,000 and 12,000 shares of the common stock of
ICH. Messrs. Tomkinson, Ashmore and Johnson and Ms. Glass-Schannault also hold options to purchase 10,000 shares of ICH common stock with related dividend equivalent rights, and Messrs. Walsh, Filipps and Peers hold options to purchase 10,000 shares of common stock. In addition, as owners of all of the outstanding shares of voting stock of IFC, Messrs. Tomkinson, Ashmore, and Johnson, have the right to elect all directors of IFC and the ability to control the outcome of all matters for which the consent of the holders of the common stock of IFC is required. Ownership of 100% of the common stock of IFC entitles the owners thereof to an aggregate of 1% of the economic interest in IFC. Messrs. Tomkinson, Ashmore and Johnson received their shares of IFC Common Stock from ICII.

  The oversight of the day-to-day operations of ICH is conducted by RAI pursuant to a Management Agreement (the "RAI Management Agreement") entered into in August 1997. The officers of RAI, Joseph R. Tomkinson, William S. Ashmore, Richard J. Johnson and Mary C. Glass-Schannault, are also officers of IMH and IFC. RAI is owned one-third by Joseph R. Tomkinson, IMH's and ICH's Chairman of the Board and Chief Executive Officer, one-third by William S. Ashmore, IMH's and ICH's President and Chief Operating Officer and a Director of IMH, and one-third by Richard J. Johnson, IMH's and ICH's Executive Vice President, Chief Financial Officer, Treasurer and Secretary.

  Each Messrs. Tomkinson, Ashmore and Johnson and Mrs. Glass-Schannault has modified his or her employment agreement with IFC to allow him or her to become an officer of RAI (and of ICH and ICCC). However, such officers are expected to devote the majority of their time and effort towards the management and operations of IMH and IFC. RAI has agreed to cause each of its officers to devote as much of his or her time to the operations of ICH as is necessary. ICH reimburses RAI, who reimburses IFC, on a dollar for dollar basis (including the service charge referenced below), for the actual cost of providing the services of its officers to ICH based upon the compensation payable to them by IFC, plus a 15% service charge. See "Executive Compensation." ICH reimburses RAI for expenses incurred by RAI, plus a service charge of 15% on all expenses owed by RAI to IFC for costs and services under any submanagement agreement between IFC, and RAI pays all such third parties on a dollar for dollar basis for the aforementioned amounts received by it from ICH; no such 15% service charge is paid to third party service providers other than IFC. For the first three years of the RAI Management Agreement, there is a minimum amount of $500,000 (including the 15% service charge) payable by ICH in connection with services provided and expenses incurred by RAI and payable by RAI to IFC. After the third year, ICH is only responsible for reimbursing expenses and services provided, with the 15% service charge for amounts due to IFC. Should the operations of ICH and ICCC and those of the Company require immediate attention or action by RAI or any of its officers, there can be no assurance that the officers of RAI will be able to properly allocate sufficient time to the operations of the Company. The failure or inability of the Company's officers and directors to provide the services required of them under their respective employment agreements or any other agreements or arrangements with the Company would have a material adverse effect on the Company's business.

 Non-Competition Agreement

  IFC and IMH entered into a non-compete agreement, (the "Non-Compete Agreement") with ICH, effective as of August 8, 1997, under which neither IMH nor IFC will originate or acquire any commercial mortgages or CMBSs for a period of the earlier of nine months from August 1997 or the date upon which ICH accumulates (for investment or sale) $300.0 million of commercial mortgages and/or commercial mortgage-backed securities ("CMBSs"). However, the Non-Compete Agreement does not preclude IMH (either directly or through IFC) from purchasing any commercial mortgages or CMBSs as permitted under the Right of First Refusal Agreement (as defined below). After the termination of the Non-Compete Agreement, and subject to the Right of First Refusal Agreement, IMH, as a mortgage REIT, and IFC may compete with the operations of ICH. The Non-Compete Agreement terminated in March 1998.

 Right of First Refusal Agreement

  It is anticipated that RAI will act as the manager for other REITs, some of which may have been or will be affiliated with the Company, ICH, or their respective conduit operations (an "Affiliated REIT"). In such an event, any Affiliated REIT utilizing RAI as its manager may be in competition with the Company. In August 1997, RAI, ICH, ICCC, IMH and IFC entered into a ten-year right of first refusal agreement (the "Right of First Refusal Agreement"). It is expected that any Affiliated REIT utilizing RAI as its manager will become a party to the Right of First Refusal Agreement, but such event is outside the control of the Company and there can be no assurance that any or all Affiliated REITs will actually become parties to the Right of First Refusal Agreement. Pursuant to this Agreement, RAI has agreed that any mortgage loan or mortgage-backed security investment opportunity (an "Investment Opportunity") which is offered to it on behalf of the Company, ICH or any Affiliated REIT will first be offered to that entity (the "Principal Party") whose initial primary business as described in its initial public offering documentation (the "Initial Primary Business") most closely aligns with such Investment Opportunity. In addition, both IMH and IFC on the one hand, and ICH and ICCC on the other, agree that any Investment Opportunity offered to either of them which falls outside the scope of its Initial Primary Business should be offered to the Principal Party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to RAI, RAI will make an independent evaluation of which REIT's business is more greatly enhanced by such Investment Opportunity. Should all of said REITs decline to take advantage of an Investment Opportunity offered to a REIT which is a party to the Right of First Refusal

Agreement, such REIT shall then be free to pursue the Investment Opportunity. In such an event there can be no assurance that the Company will be able to take advantage of any such Investment Opportunity or that any competitive activity of ICH or any Affiliated REIT will not adversely affect the Company's operations. In addition, the Company may become further prejudiced by the Right of First Refusal Agreement to the extent that the Company desires to pursue or pursues a business outside its Initial Primary Business.

  After the termination of the Non-Compete Agreement, and subject to the Right of First Refusal Agreement, IMH, as a mortgage REIT, and IFC may compete with the operations of ICH.

 Submanagement Agreement

  IFC entered into a submanagement agreement with RAI under which IMH and IFC provide various services to ICH as RAI deems necessary, including facilities and costs associated therewith, technology, human resources, management information systems, general ledger accounts, check processing and accounts payable, plus a 15% service charge. IFC charges ICH and ICCC for these services based upon usage which charges management believes are reasonable. Total cost allocations IFC charged to ICH and ICCC for the year ended December 31, 1997 were $525,174 and $456,122, respectively.

 Credit Arrangements

  IMH maintains an uncommitted warehouse financing facility with an interest rate indexed to the prime rate with ICCC of which $8.5 million was outstanding on the warehouse line at December 31, 1997. The largest aggregate balance outstanding during the year ended December 31, 1997 was $8.5 million. Interest income recorded by IMH related to warehouse financing due from ICCC for the year ended December 31, 1997 was $262,000.

  During 1997, IWLG maintained a warehouse financing facility with ICH, in part to finance ICH's purchase of $17.5 million in commercial mortgages from IFC, until ICH obtained a warehouse financing facility with a third-party lender. The largest aggregate balance outstanding during the year ended December 31, 1997 was $16.7 million. IWLG recorded interest income on the amounts advanced to ICH at 6.3% per annum, which totaled $453,000.

  In February 1997, IMH provided a loan to ICH in the amount of $900,000 in connection with the purchase of the $17.5 million in commercial mortgage loans referenced above. In March 1997, ICH repaid the $900,000 in other borrowings from IMH. Interest income recorded by IMH related to other borrowings was $53,000 for the year ended December 31, 1997.

  In August 1997, IMH entered into a revolving credit arrangement with ICH whereby IMH would advance to ICH up to a maximum amount of $15.0 million. The agreement expires on August 8, 1998. Advances under the revolving credit arrangement are evidenced by an unsecured promissory note and at an interest rate and maturity to be determined at the time of each advance (typically, prime plus 1%) with interest and principal paid monthly. During 1997, the largest aggregate amount outstanding under the credit arrangement was $15.0 million at an interest rate of 9.5%. As of December 31, 1997, the outstanding balance on the line of credit was $9.1 million. Interest income recorded by IMH related to such borrowings from ICH was approximately $55,000.

  In August 1997, ICH entered into a revolving credit arrangement with IMH whereby ICH agreed to advance to IMH up to a maximum amount of $15.0 million. The agreement expires on August 8, 1998. Advances under the revolving credit arrangement are at an interest rate and maturity to be determined at the time of each advance (typically, prime plus 1%) with interest and principal paid monthly. During 1997, the largest aggregate amount outstanding under the credit arrangement was $12.6 million at an interest rate of 9.5%. As of December 31, 1997, there were no amounts outstanding under the credit arrangement. Interest income recorded by ICH related to such advances to IMH was approximately $68,000.

  In October 1997, IFC entered into a revolving credit arrangement with ICH whereby ICH would advance to IFC up to a maximum amount of $15.0 million. Advances under the revolving credit arrangement were evidenced by an unsecured promissory note and at an interest rate and maturity determined at the time of each advance (typically, prime plus 1%) with interest and principal paid monthly. The largest aggregate balance outstanding under the revolving credit arrangement during the year ended December 31, 1997 was $2.0 million at an interest rate of 9.5%. The revolving credit arrangement expired in December 1997 and as of December 31, 1997 there were no amounts outstanding.

  On December 31, 1997, the Company financed its 50% interest, through its ownership in Dove, in a commercial office building located in Newport Beach, California with a loan for $5.2 million from ICCC of which $2.6 million represents IMH's portion. Terms of the loan are at 25-year amortization maturing in 10 years, an adjustable rate of 9.0% with current monthly principal and interest payments of $44,097 of which IMH pays $22,049. ICCC recorded loan fees of $70,085 on the loan.

 Purchase of Mortgage Loans

  In February 1997, IFC sold $17.5 million in unpaid principal balance of mortgage loans to ICH. See "--Credit Arrangements" above for a discussion of borrowings in connection with the sale of loans to ICH.

 Sale of Residual Interests in Securitizations

  In March 1997, IFC sold a residual interest in securitization of $10.1 million to ICH at a carrying value which approximated fair value.

RELATIONSHIPS WITH AFFILIATES

 Related Party Cost Allocations

  IMH and IWLG are allocated data processing, executive and operations management, and accounting services that IFC incurs during the normal course of business. IFC charges IMH and IWLG for these services based upon usage which management believes was reasonable. Total cost allocations charged to IMH and IWLG by IFC for the year ended December 31, 1997 were $384,767.

  IMH has entered into a premises operating sublease agreement with ICII to rent approximately 29,000 square feet of office space in Santa Ana Heights, California, for a two-year term expiring in February 1999. IMH allocates monthly rental expense on the basis of square footage occupied. The majority of occupancy charges incurred during 1997 were allocated to IFC as most of the Company's employees are employed by the Conduit Operations. Total lease charges for the years ended December 31, 1997, 1996 and for the Interim Period were $395,672, $180,861, and $12,210, of which $384,691, $179,049, and $12,210 were allocated to IFC.

 Sub-Servicing Agreements

  IFC acts as a servicer of mortgage loans acquired on a "servicing-released" basis by the Company in its Long-Term Investment Operations pursuant to the terms of a Servicing Agreement which became effective on November 20, 1995. IFC subcontracts all of its servicing obligations under such loans to independent third parties pursuant to sub-servicing agreements.

 Credit Arrangements

  IWLG maintains a warehouse financing facility with IFC. Advances under such warehouse facilities bear interest at rates indexed to prime. The largest aggregate balance outstanding during 1997 was $682.8 million at a rate of 8.5%. As of December 31, 1997, 1996 and 1995, finance receivables outstanding to IFC were

$454.8 million, $327.4 million and $550.3 million, respectively. Interest income recorded by IWLG related to finance receivables due from IFC for the years ended December 31, 1997, 1996, and for the Interim Period was $33.4 million, $31.8 million and $1.3 million, respectively.

  In June 1997, IMH canceled debt in the amount of $9.0 million owed to IMH by IFC. Of the canceled amount $8.91 million was contributed to IFC as a contribution to preferred stock and $90,000 was contributed on behalf of IFC's common shareholders, Messrs. Tomkinson, Ashmore, and Johnson, so as to maintain their 1% economic interest.

  As part of the Company's termination of its Management Agreement with ICAI, IMH purchased the equity in residual interests in securitizations from IFC for $9.0 million and simultaneously retired IFC's borrowings with IMH for the equity in residual interests in securitizations for $9.0 million. No gain or loss on the sale of residual interests in securitizations was recorded by IMH or IFC.

  During the normal course of business, IMH may advance or borrow funds on a short-term basis with affiliated companies. Advances to affiliates are reflected as "Due From Affiliates" while borrowings are reflected as "Due To Affiliates" on IMH's balance sheet. These short-term advances and borrowings bear interest at a fixed rate of 8.00% per annum. Interest income recorded by IMH related to short-term advances due from affiliates was $219,416 for the year ended December 31, 1997. Interest expense recorded by IMH related to short-term advances due to affiliates was $195,689 for the year ended December 31, 1997.

  During the normal course of business, IFC may advance or borrow funds on a short-term basis with affiliated companies. Advances to affiliates are reflected as "Due From Affiliates" while borrowings are reflected as "Due To Affiliates" on IFC's balance sheet. These short-term advances and borrowings bear interest at a fixed rate of 8.00% per annum. Interest income recorded by IFC related to short-term advances due from affiliates was $500,044 for the year ended December 31, 1997. Interest expense recorded by IFC related to short-term advances due to affiliates was $687,675 for the year ended December 31, 1997.

  In March 1997, IWLG extended a $5.0 million line of credit to WSI, a firm affiliated with James Walsh, a Director of the Company, which was increased to $7.5 million in November 1997. Advances under the line of credit bear interest at a rate determined at the time of each advance. During the year ended December 31, 1997, the largest aggregate balance outstanding to WSI was $5.9 million at an interest rate of 11.5%. As of December 31, 1997, WSI had an aggregate of $5.9 million outstanding under the WSI Credit Line.

  In September 1996, IFC issued a $1.25 million secured residential first mortgage loan to H. Wayne Snavely, a director of IMH, at an interest rate of 8.0%. During 1997, the largest outstanding balance on the loan was $1.25 million. As of December 31, 1997, $1.24 million was outstanding. The loan was in the ordinary course of business, substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons.

 Purchase of Mortgage-Backed Securities

  During the year ended December 31, 1997 and 1996, the Company purchased $15.0 million and $32.5 million, respectively, of mortgage-backed securities issued by IFC for $12.6 million and $26.8 million, respectively, net of discounts of $2.4 million and $5.7 million, respectively. IFC issued the mortgage-backed securities during 1997 and 1996 in connection with its Real Estate Mortgage Investment Conduit ("REMIC") securitizations.

  During 1997, the Company purchased Walsh Acceptance Corporation mortgage pass-through certificates series 1997-1 and 1996-1, Class B, for $6.7 million and $10.7 million, respectively, net of a discount of $916,000 and $1.2 million, respectively, with a current yield of 8.9% and 10.8%, respectively. James Walsh, a director of the Company, is an Executive Vice President of Walsh Securities, Inc.

 Purchase of Mortgage Loans

  During each of the years ended December 31, 1997 and 1996, the Company purchased adjustable rate first trust deed and fixed rate second trust deed residential mortgages having a principal balance of $839.5 million and $576.4 million, respectively, with premiums of $37.5 million and $15.2 million, respectively, from IFC. Servicing rights on all adjustable rate mortgages were retained by IFC, while servicing rights on all second trust deed mortgages were not originally acquired by IFC.

  In August 1997, IFC purchased $80.2 million of non-conforming residential mortgage loans from Greenwich pursuant to a mortgage loan purchase agreement. Greenwich previously purchased such loans from WSI. In December 1997, WSI repurchased $7.3 million of the loans that IFC originally purchased from Greenwich at a loss to the Company of $112,000. In connection with the repurchase, IWLG extended loans of approximately $5.1 million to WSI at rates ranging from prime plus 2% per annum to prime plus 4% per annum. Of the $5.1 million, 100% and 90% were financed on approximately $2.3 million and $3.1 million, respectively, of unpaid principal balance of mortgage loans repurchased by WSI. The largest aggregate principal balance outstanding during 1997 was $5.1 million and as of December 31, 1997, WSI had an aggregate of $5.1 million outstanding under the loans.

  IFC has entered into a forward commitment with WSI to purchase or broker approximately $500.0 million of certain mortgage loans until April 30, 1998. The premium at which IFC purchases the loans depends on whether the loans are resold or brokered by IFC. As of December 31, 1997, IFC has brokered approximately $20.0 million of mortgage loans for WSI.

 Redemption of Senior Notes

  On January 24, 1997, IMH redeemed ICII senior note obligations for $5.2 million resulting in a gain of $648,000.

 Sale of Franchise Loans Receivables

  In January 1997, IMH sold the beneficial interest in the Class A Trust Certificate for the Franchisee Loan Receivables Trust 1995-B ("Franchise Loans Receivables") and the beneficial interest in the Class E Trust Certificate for the Franchisee Loan Receivables Trust 1996-B to IFC at carrying value, which approximated fair value. No gain or loss was recorded on the sale and the Company was under no obligation to sell the securities.

 Indebtedness of Management

  In connection with the exercise of options during the years ended December 31, 1997 and 1996, the Company made loans secured by the related stock totaling $939,000 and $720,000, respectively, at a current interest rate of 5.63% for a five-year term. Interest on the loans is payable quarterly upon receipt of the dividend payment and the interest rate is set annually by the Compensation Committee. At each dividend payment date, 50% of excess quarterly stock dividends, after applying the dividend payment to interest due, is required to reduce the principal balance outstanding on the loans. The interest rate on these loans adjusts annually at the discretion of the Board of Directors. As of December 31, 1997 and 1996, total notes receivable from common stock sales was $1.3 million and $720,000, respectively. See "Executive Compensation--Stock Option Loan Plan."

 General

  The Company may from time to time, enter into additional transactions in the ordinary course of business with institutions with which certain of the affiliated directors are employed.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 1, 1998 by (1) each person known to the Company to beneficially own more than five percent of the Company's Common Stock, (2) each Director, (3) the Company's executive officers, and (4) all Directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                          NUMBER OF SHARES  PERCENTAGE OF SHARES
       NAME OF BENEFICIAL OWNER          BENEFICIALLY OWNED  BENEFICIALLY OWNED
       ------------------------          ------------------ --------------------
Imperial Credit Industries, Inc. ......      2,009,310              8.4%
Wellington Management Company, LLP.....      1,498,750              6.3%
Joseph R. Tomkinson (1)................        267,794              1.1%
William S. Ashmore (1).................        142,833               *
Richard J. Johnson (1).................         77,718               *
Mary C. Glass-Schannault (1)...........         45,487               *
H. Wayne Snavely.......................         20,000               *
James Walsh............................         22,500               *
Frank P. Filipps.......................         22,500               *
Stephan R. Peers.......................         22,500               *
All Directors and executive officers as
a group (8 persons)....................        621,332              2.6%

--------
 *  less than 1%
(1) Includes stock options granted pursuant to the Company's Stock Option Plan that have already vested and that will vest by August 31, 1998.

                                PROPOSAL NO. 2

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Company has selected and appointed KPMG Peat Marwick LLP to act as the Company's independent accountants for the year ending December 31, 1998. In recognition of the important role of the independent accountants, the Board of Directors has determined that its selection of such accountants should be submitted to the stockholders for review and ratification on an annual basis.

  KPMG Peat Marwick LLP has examined the financial statements of the Company since its inception. Management is satisfied with their performance to date.

  The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent accountants on short notice, if the proposal is not approved, it is contemplated that the appointment of KPMG Peat Marwick LLP for 1998 may be permitted to stand, unless the Board of Directors finds other compelling reasons for making a change. Disapproval of this Proposal will be considered as advice to the Board of Directors to select other independent accountants for the following year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                            STOCKHOLDERS' PROPOSALS

  Stockholders' proposals intended to be presented at the Company's next Annual Meeting of Stockholders to be held in 1999 must be received at the Company's principal executive offices no later than February 15, 1999, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                OTHER BUSINESS

  The Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have authority to vote all proxies in accordance with their discretion.

                                          By Order of the Board of Directors


                                      /s/ RICHARD J. JOHNSON
                                          -----------------------------------
                                          Richard J. Johnson, Secretary

Dated: June 15, 1998
Santa Ana Heights, California

  1443-PS-98

IMH48 5                            DETACH HERE


                                     PROXY

                         IMPAC MORTGAGE HOLDINGS, INC.

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JULY 23, 1998
               THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY

     The undersigned Stockholder of Impac Mortgage Holdings, Inc. (the "Company"), a Maryland corporation, hereby appoints Joseph R. Tomkinson and Richard J. Johnson, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of the Company, to be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, on the 23rd day, July, 1998, at 10:30 A.M. Pacific Time, and any adjournment or postponement thereof, and to cast on behalf of the undersigned the number of votes the undersigned would be entitled to cast if personally present at the meeting on the following matters set forth on the reverse side. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and hereby revokes any proxy heretofore given with respect to such meeting.

     THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS AS MAY BE GIVEN ON THE REVERSE SIDE OF THIS PROXY CARD. IT IS UNDERSTOOD, HOWEVER, THAT THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF THE APPOINTMENT OF CERTIFIED PUBLIC ACCOUNTANTS AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT UNLESS CONTRARY INSTRUCTIONS ARE SPECIFIED. THE SPACES FOR YOUR VOTES AND SIGNATURE ARE SET FORTH ON THE REVERSE SIDE. PLEASE VOTE, SIGN AND RETURN PROMPTLY.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

IMH48 4                           DETACH HERE


[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES AND FOR THE OTHER PROPOSAL.

     1.  Election of Directors.

         Nominees: Joseph R. Tomkinson, William S. Ashmore, H. Wayne Snavely, James Walsh, Frank P. Filipps, Stephan R. Peers

                             FOR          WITHHELD
                             [_]            [_]

     [_] _____________________________________________
            For all nominees except as noted above

                                                         FOR    AGAINST  ABSTAIN
     2.  To ratify the appointment of KPMG Peat Marwick  [_]      [_]      [_]
         LLP as independent accountants for the year ending December 31, 1998.

     3. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

     MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [_]

     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [_]

     NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS. JOINT OWNERS SHOULD EACH SIGN. TRUSTEES, EXECUTORS, ETC. SHOULD INDICATE CAPACITY IN WHICH THEY ARE SIGNING.



Signature:_______________ Date:________  Signature:_______________ Date:________